                              Exhibit to Form N-1A

               Exhibit (6)(b) Amendment to Underwriting Agreement
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                      AMENDMENT TO UNDERWRITING AGREEMENT

     This AGREEMENT, dated as of the ________ day of August, 1995 made by and between The Brinson Funds, a Delaware business trust (the "Trust") and Fund/Plan Broker Services, Inc. ("FPBS"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

     WHEREAS, the Trust and FPBS have entered into an agreement dated April 25, 1995, wherein FPBS has agreed to provide certain Underwriting and Market Support services to the Trust ("Underwriting Agreement"); and

     WHEREAS, the Parties wish to amend the Underwriting Agreement to reflect the creation of a multiple class structure for each Series of the Trust;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree:

     1. To amend Schedule "A" to the Underwriting Agreement in the form attached hereto as Schedule "A".

     2. This Amendment's Effective Date, as defined in the Underwriting Agreement, shall be July 31, 1995.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one type written page, together with Schedule "A" to be signed by their duly authorized officers and their corporate seals hereunto duly affixed as of the day and year first above written.


The Brinson Funds                                Fund/Plan Broker Services, Inc.
-----------------                                -------------------------------


By:_____________________________                 By:____________________________
   E. Thomas McFarlan, President                    Kenneth J. Kempf, President
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                                                                    SCHEDULE "A"

                        FUND/PLAN BROKER SERVICES, INC.
                          MULTIPLE CLASS FEE SCHEDULE
                                      FOR
                               THE BRINSON FUNDS

________________________________________________________________________________

The following is Fund/Plan Broker Services, Inc.'s schedule for
Underwriter/Distributor services provided to The Brinson Funds and as Licensing/Regulatory Agent for Brinson Partners, Inc. personnel including employees who are registered as Fund/Plan Broker Services, Inc. representatives. These fees will also cover the expenses and personnel required to maintain the regulatory books and records of Fund/Plan Broker Services, Inc. in connection with the Underwriting Agreement on behalf of the Trust. All fees for the Brinson Classes to be paid by Brinson Partners, Inc.

  .  $7,500 Per Year Per Company with one Fund (Initial Series)

  .  $2,500 Additional Per Year for Each Additional Series or Class

  .  $1,000 Per Year Per Licensed Representative in 1-2 States

  .     or $2,500 Per Year Per Licensed Representative up to 30 States

  .     or $3,500 Per Year Per Licensed Representative in 50 States & DC

  .  Additional $300 Per Year Per Licensed Representative in Puerto Rico

MARKETING SUPPORT SERVICES
--------------------------

$2.00 per call includes both Inbound Telemarketing Services and Literature Fulfillment. Minimum $2,000 per month.

OUT-OF-POCKET EXPENSES
----------------------

Fund/Plan Broker Services, Inc. will be reimbursed monthly for all reasonable out-of-pocket expenses, including telephone, postage, telecommunciations, special reports, continuing education requirements, record retention, special transportation costs as incurred, and unusual expenses incurred.

ADDITIONAL SERVICES
-------------------

Activities of a non-recurring nature such as fund consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services or reports will be quoted upon request.